UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2006

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14227	13-3317668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2 Applegate Drive, Robbinsville, NJ	08691
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (609) 632-0800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01               Entry into a Material Definitive Agreement.

                On February 15, 2006 American Bank Note Holographics, Inc. (the “Company”) paid cash bonuses to its Executive Officers which were approved by the Company’s Board of Directors on January 26, 2006 in recognition of performance achievements in 2005 as compared to goals established for the year. Payments were made to Kenneth Traub, the Company’s President and Chief Executive Officer, Salvatore D’Amato, the Company’s Chairman of the Board, and Mark Bonney, the Company’s Executive Vice President and Chief Financial Officer in the amounts of $225,000, $55,000 and $92,000, respectively. In addition the Company’s Board of Directors approved an increase in the annual salary of Messrs. Traub, D’Amato and Bonney in the amount of $12,000, $6,078 and $10,000, respectively.

On January 26, 2006, the Board of Directors of the Company approved the grant of (i) 45,000 shares of restricted stock to Kenneth Traub, the Company’s President and Chief Executive Officer, which shares vest in full on January 26, 2009, (ii) 5,000 shares of restricted stock to Salvatore D’Amato, the Company’s Chairman of the Board, which shares vest in full on May 15, 2006  and (iii) 10,000 shares of restricted stock to Mark Bonney, the  Company’s Executive Vice President and Chief Financial Officer, which shares vest in full on January 26, 2009.  In addition, the Board of Directors of the Company approved the grant of an option to purchase 20,000 shares of the Company’s common stock to Mr. Bonney.  The Company’s Board of Directors also granted to Fred Levin and Jordan Davis, the Company’s non-employee directors, each an option to purchase 5,000 shares of the Company’s  common stock, pursuant to the Company’s policy with respect to the compensation of its directors.  The options granted to Messrs. Bonney, Levin and Davis have an exercise price of $6.00 per share, the fair market value on the grant date, and will become exercisable as to 33.333% on the first anniversary of the grant date and as to 8.333% on the last day of each three month period thereafter.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

Date: February 17, 2006	By:	/s/ Kenneth H. Traub
Kenneth H. Traub
President and Chief Executive Officer